THIS ROYALTY AGREEMENT is dated as of the 15th day of April, 2015.

AMONG:

RADIUS (CAYMAN) INC., a corporation existing under the laws of the Cayman Islands (“Radius”)

-and-

FOCUS VENTURES LTD., a corporation existing under the laws of British Columbia (“Focus”)

-and-

FOCUS (CAYMAN) INC., a corporation existing under the laws of the Cayman Islands (“Focus Cayman”).

WHEREAS pursuant to agreements dated March 5, 2015 (collectively and as amended from time to time, the “Purchase Agreement”) among Agrifos PERÙ S.A.C. (“Agrifos”), Juan Paulo Quay S.A.C. (“JPQ”), and each of Inca Terminals & Mining Inc. and Trabajos Maritimos S.A as minority shareholders of JPQ (together, the “Sellers”), Agrifos purchased 70% of the issued and outstanding shares of JPQ from the Sellers.

AND WHEREAS JPQ holds legal and beneficial title to the non-metallic mining concession more particularly set out and described in Schedule “A”.

AND WHEREAS Focus Cayman and Radius have agreed to enter into this Agreement in connection with the creation, grant and sale by Focus Cayman to Radius of the Royalty (as herein defined).

AND WHEREAS Agrifos is an indirect wholly-owned, subsidiary of Focus Cayman, Focus Cayman is a wholly-owned subsidiary of Focus and Focus is a party to this Agreement for the purposes of providing certain covenants and guarantees in respect of the obligations of Focus Cayman herein.

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)

“Advance” or “Advances” has the meaning ascribed to such term in Section  hereof;

(b)

“affiliate” has the meaning ascribed to such term in the Securities Act (British Columbia);

(c)

“Agreement” means this agreement among Radius, Focus and Focus Cayman including the Schedules attached hereto;

(d)

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, award, determination, direction or decree of any Government Authority, whether or not having the force of law, having jurisdiction over such Person;

(e)

“Business Day” means a day which is not (i) a Saturday or Sunday, or (ii) a statutory or civic holiday or a day on which commercial banks are not open for business in Vancouver, British Columbia;

(f)

“Closing” means the completion of the sale to Radius of the Royalty;

(g)

“Closing Date” means the date of Closing, being that Business Day that is one (1) Business Day after closing of the Purchase;

(h)

“Commercial Production” means the first day on which Minerals have been produced for commercial sale;

(i)

“Concession” means the concession set out in Schedule “A” to this Agreement, together with any present or future renewal, extension, modification, substitution, amalgamation, succession, conversion, demise to lease, renaming or variation of that concession;

(j)

“Consents and Notices” means:

(i)

all requirements of any Government Authorities;

(ii)

all Authorizations;

(iii)

all consents, approvals or notices required to be given to or received from any Person pursuant to a contract;

(iv)

all filings, registrations or notices to any Government Authority required under Laws; and

(v)

the expiration of all notice periods established under Laws, established by any Government Authority or established pursuant to any contract,

necessary to permit the consummation of the Transaction;

(k)

“Encumbrance” means any lien, charge, pledge, hypothecation, security interest, title retention right, including any agreement to give any of the foregoing, or other encumbrance of any nature or kind whatsoever;

(l)

“Focus Parties” means, collectively, Focus Cayman and Focus;

(m)

Government Authority” means:

(i)

any domestic or national, federal, provincial, state, regional, municipal, county or other local government;

(ii)

any body exercising any statutory, regulatory, expropriation or taxing authority on behalf or under the authority of any of the governments described in (i) above or any Laws, including any ministry, directorate, department, commission, bureau, board, administrative or other agency, regulatory body or instrumentality thereof;

(iii)

any quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority operating under the authority of any of the governments described in (i) above or any Laws; and

(iv)

any domestic judicial, quasi-judicial or administrative court, tribunal, commission, board or panel acting under the authority of any of the governments described in (i) above or any Laws;

(n)

“Gross Value” means the amount, expressed in United States currency, which is equal to 70% of the cash compensation actually payable to the Vendor in respect of the sale or other disposition of Minerals FOB Peru (shipping point basis) after deduction (from the aggregate value of 100% of the compensation) of (i) ad valorem taxes and all other taxes based upon sales or commissions, but not income taxes; and (ii) to the extent not otherwise deducted, the costs of handling, transporting, loading and insuring the Minerals from the Concession to the port, actually incurred (directly or indirectly) by the Vendor. Notwithstanding the foregoing if the Purchaser of Minerals is non-arms length with the Vendor the price of the Minerals shall be determined by the price of Minerals from the Bayovar mine FOB Peru (shipping point basis) after deduction (from the aggregate value of 100% of the compensation) of ad valorem taxes and all other taxes based upon sales or commissions, but not income taxes;

(o)

“Judgment” means, any judgment, decree, order, decision, injunction, award or ruling of any Government Authority;

(p)

“Laws” means all applicable present or future domestic federal, national, provincial, state, regional, municipal, local or other constitutions, treaties, laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, communiqués, policies, voluntary restraints, guidelines, requirements, directives and any Judgments, including general principles of civil or common law, binding on or affecting the Person referred to in the context in which such word is used;

(q)

“Mineral” means any (i) phosphate rock; (ii) phosphate rock concentrate; and (iii) beneficiated phosphate rock, in all cases, extracted for sale from any portion of the Concession;

(r)

“Party” or “Parties” means one or more of the persons or entities who or which are a party to this Agreement;

(s)

“Person” includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof or heirs, successors and assigns of such persons as the context may require;

(t)

“Proceeding” means any action, cause of action, suit or proceeding, including appeals or applications for review, before or by any Government Authority, arbitrator or arbitration board or any investigation or inquiry by any Government Authority;

(u)

“Purchase” means the purchase of a 70% interest in JPQ pursuant to, and in accordance with the terms of, the Purchase Agreement;

(v)

“Purchaser” in relation to a Mineral means the person to whom the Mineral is first sold;

(w)

“Quarter” means any period of three (3) calendar months ending on 31 March, 30 June, 30 September or 31 December;

(x)

“Repurchase Option” has the meaning ascribed to such term in Section 4.1 hereof;

(y)

“Repurchase Notice” has the meaning ascribed to such term in Section 4.2 hereof;

(z)

“Royalty” has the meaning ascribed to that term in Section 2.1 hereof;

(aa)

“Royalty Purchase Price” has the meaning ascribed to that term in Section 2.1 hereof;

(bb)

“Sprott Loan” means the loan granted by Sprott Resource Lending Partnership (“Sprott”) pursuant to the terms of a credit agreement dated as of March 24, 2015 among Sprott, Focus, Focus Cayman and Agrifos International (Cayman) Inc.;

(cc)

“Transaction” means the creation, grant and sale by Focus Cayman, and the acceptance and purchase by Radius, of the Royalty, on the terms and subject to the conditions in this Agreement; and

(dd)

“Vendor” means that Person that first sells or otherwise disposes of Minerals, including JPQ or Agrifos or any other Person designated by either or both of them to sell or otherwise dispose of Minerals on their behalf, as the case may be.

1.2

General

(a)

Subject to Section 3.7, each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with this Agreement.

(b)

This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(c)

Time shall be of the essence of this Agreement.

(d)

This Agreement may be executed in any number of counterparts and may be delivered by facsimile or other electronic means. Each executed counterpart will be deemed to be an original and all executed counterparts taken together shall constitute one agreement.

(e)

Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement shall be in writing addressed as follows:

in the case of Focus Cayman or Focus, to it at:

c/o Focus Ventures Ltd.
200 Burrard Street, Suite 650

Vancouver, BC  V6C 3L6

Fax:   604.682.1514
E-mail:  davidc@goldgroup.com

Attention:

David Cass, President

in the case of Radius, to it at:

Radius Gold Inc.

200 Burrard Street, Suite 650

Vancouver, BC  V6C 3L6

Fax:   604.662.8829
E-mail:  simonr@goldgroup.com

Attention:

Simon Ridgway, CEO

Each notice shall be personally delivered to the addressee or sent by email or facsimile transmission to the addressee and a notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and a notice which is sent by email or facsimile transmission shall be deemed to be given and received on the first Business Day following the day on which it is sent.

(f)

This Agreement shall enure to the benefit of and shall be binding upon the Parties to this Agreement and their successors and permitted assigns.

(g)

This Agreement (including all Schedules) constitutes the entire agreement among Focus Cayman, Focus and Radius relating to the Royalty and it supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether or not in writing.

(h)

Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(i)

No waiver of any right, or any amendment, extension or other modification of this Agreement, shall be effective unless signed in writing by each of the Parties.

(j)

Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or enforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.

(k)

Nothing in this Agreement shall be construed as giving any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or in respect of this Agreement.

(l)

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of the United States.

ARTICLE 2

ROYALTY PURCHASE

2.1

Purchase and Sale

Focus Cayman hereby agrees to create, sell, grant and deliver to Radius, and Radius hereby agrees to purchase and acquire from Focus Cayman, free and clear of any Encumbrance a Royalty in the amount of two percent (2%) of the Gross Value, the terms and conditions of which are governed by this Agreement (the “Royalty”), in consideration for US$1,000,000 (the “Royalty Purchase Price”) payable by Radius to Focus Cayman on the Closing Date by certified cheque or wire transfer of immediately available funds.

2.2

Advance of Royalty Purchase Price

Focus Cayman and Focus hereby acknowledge receipt of the aggregate sum of US$300,000, representing an advance by Radius in respect of the Royalty Purchase Price.  Radius may, at its option (and without obligation), make one or more further advances at any time and from time to time prior to the Closing Date (the amount already paid and all further amounts, if any, are hereinafter referred to as an “Advance” or “Advances”, as applicable).  Each and every Advance shall be applied towards payment of the Royalty Purchase Price.

ARTICLE 3

ROYALTY

3.1

Term

This Agreement shall continue for so long as the Concession is held by JPQ, an affiliate of JPQ or any other Person and has not been abandoned or relinquished as permitted hereunder.  In the event that a court of competent jurisdiction determines that the term of this Agreement violates the rule against perpetuities, then the term of this Agreement shall automatically be revised and amended to provide for termination upon the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living at the date of this Agreement by the rule against perpetuities, and this Agreement shall not be terminated solely as a result of a violation of the rule against perpetuities.

3.2

Royalty

Focus Cayman hereby grants to Radius, and shall pay to Radius on a Quarterly basis commencing from and after the first Quarter (or part thereof) following commencement of Commercial Production, the Royalty.

3.3

Manner of Payment

Focus Cayman must pay the Royalty to Radius:

(a)

within 30 days following the end of the Quarter during which the Vendor receives payment of Gross Value or the account of the Vendor is credited in respect of Gross Value; and

(b)

by way of bank (certified) cheque or wire transfer to a bank account at a financial institution designated by Radius in writing not less than ten Business Days prior to the date upon which the payment is due.

Contemporaneously with the payment of any Royalty, Focus Cayman must provide to Radius a statement showing all details necessary to verify and calculate the Royalty.

For greater certainty, Focus Cayman is obligated to make Royalty payments hereunder regardless of whether Focus Cayman has received from the Vendor or the Purchaser, as the case may be, any part of the Gross Value.  However, notwithstanding any other provision of this Agreement, Focus Cayman shall not be obligated to make any Royalty payment before the Vendor has received or has been credited with the cash proceeds from the sale of Minerals.

3.4

Interest

If it is determined by agreement of the Parties or by arbitration that any Royalty payment has not been properly paid in full as provided herein, Focus Cayman shall pay interest on the delinquent amount at the rate of 12% per annum, commencing on the date on which such delinquent payment was properly due and continuing until the date on which Radius receives payment in full of such delinquent payment and all accrued interest thereon.

3.5

Deductions

All Royalty payments will be calculated without deduction or set off for costs of production, transportation, taxes or other expenses whatsoever, except as may be provided in this Agreement.

3.6

Quarterly Report

Within 30 calendar days following the end of each Quarter, Focus Cayman must provide to Radius a report containing the following information for the Quarter to which the report relates (each, a “Quarterly Report”):

(a)

the quantity and grade of Minerals mined and beneficiated from the Concession;

(b)

the quantity and grade of Minerals mined and beneficiated from the Concession which have been sold or otherwise disposed of by the Vendor;

(c)

the calculation of the applicable Royalty payment including the prices used for the calculation, the deductions applied (together with invoices for all such deductions); and

(d)

in the event of any commingling, a detailed summary of the determination of the quantity of Minerals commingled and subject to the Royalty.

3.7

Incorrect Calculation of Royalty

(a)

Radius shall have 12 months from time of the receipt of the Quarterly Report to question the accuracy thereof in writing and, failing such objection, the Quarterly Report will be deemed to be correct.

(b)

If Radius questions the Quarterly Report, and such questions cannot be reasonably resolved between the Parties, Radius will have 180 calendar days from the time of the receipt of the Quarterly Report to have such Quarterly Report audited by an accounting firm of Radius’ choice, initially at its expense.

(c)

The audited results obtained under Section 3.7(b) will be final and determinative of the calculation of the Royalty for the audited period and will be binding on the Parties, and any overpayment of the Royalty will be deducted from future payments of Royalty and any underpayment of Royalty will be paid by Focus Cayman forthwith.

(d)

The costs of the audit under Section 3.7(b) will be borne by Radius if the Quarterly Report understated the Royalty payable by not more than 0.1% of the amount of the Royalty payable for that Quarter and will otherwise be borne by Focus Cayman.  If Focus Cayman is obligated to pay for the audit, it will forthwith reimburse Radius for any audit costs it has paid.

3.8

Commingling

If and to the extent Minerals are commingled with any similar substances derived from other lands or properties, Focus Cayman shall, or shall cause, the Minerals to be first weighed and graded, and the results thereof recorded, all in accordance with standard mining practices, before being so mixed or commingled. Focus Cayman shall, or shall cause, all materials, data, information and records to be retained for a period of twenty-four (24) months.

3.9

Insurance

In the event JPQ or Agrifos receives funds representing its share of proceeds for loss of production, Focus Cayman shall pay to Radius the Royalty percentage of any such proceeds.

3.10

Hedging

Radius and Focus Cayman intend and agree that the calculation of Gross Value shall not include any adjustment for profits, losses or transaction costs for any futures trading or commodity options trading or any other price hedging, price protection, derivative or speculative arrangement which may involve the Minerals, engaged in by Focus, Focus Cayman, Agrifos or JPQ.

ARTICLE 4

REPURCHASE OPTION

4.1

Repurchase Option

At any time prior to the 12 month anniversary of the Closing Date, Focus Cayman has the right, exercisable in its sole discretion, to repurchase from Radius, half of the Royalty, which for certainty is equal to one percent (1%) of the Gross Value, in consideration of the payment to Radius of US$1,000,000 within five (5) Business Days after delivery of the Repurchase Notice (as defined below) (the “Repurchase Option”).

4.2

Notice of Repurchase Option

The Repurchase Option will be exercisable by Focus Cayman at any time prior to the 12 month anniversary of the Closing Date by giving written notice to Radius (the “Repurchase Notice”), specifying Focus Cayman’s intention to exercise the Repurchase Option.

4.3

Adjustment to Royalty

Radius will be deemed to have agreed that the Royalty will be equal to one percent (1%) upon payment by Focus Cayman to Radius of US$1,000,000 by certified cheque or wire transfer of immediately available funds, without set off or deduction.

ARTICLE 5
SECURITY AND INDEBTEDNESS

5.1

Focus Guarantee

Upon the repayment in full of the Sprott Loan and the release of all related security (the “Sprott Release Date”), Focus may, if so requested by Radius, guarantee the due and punctual performance by Focus Cayman of all of its obligations hereunder.

5.2

Grant of Security Interest by the Focus Cayman

After the Sprott Release Date, Focus Cayman may, if so requested by Radius, grant to Radius a first ranking continuing security interest (the “Security Interest”) in all of its present and after-acquired property, including all proceeds, in order to secure payment and/or performance by it of all of its covenants and obligations under this Agreement.  Radius’ security interest in the collateral shall be further evidenced by a general security agreement and such other security documents as Radius may at any time reasonably require, including a pledge of its shares or other ownership interest in Agrifos. For greater certainty, Focus Cayman shall not be required to pledge its ownership interest in JPQ.

If any of the Focus Parties, Agrifos or JPQ wish to grant an Encumbrance over all or any portion of the collateral that is subject to the Security Interest or otherwise to any lenders as security for the payment or performance of any project financing to further develop, construct, operate or expand a mine at the Concession, then Radius shall enter into an inter-creditor agreement with such lenders, in form and substance acceptable to the Focus, the lenders and their counsel, acting reasonably, pursuant to which agreement Radius will subordinate and postpone its Security Interest over the applicable collateral to such lenders’ Encumbrance over the collateral.

5.3

Financing Statements

Each of Focus Cayman and Focus authorizes Radius to file in any jurisdiction any financing statements and amendments thereto describing the collateral and containing any other information required for the sufficiency or filing office acceptance of any financing statement or amendment.  Each of Focus Cayman and Focus shall from time to time, at the expense of Radius, promptly execute, if applicable, and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Radius may reasonably request, in order to perfect and protect any pledge, assignment, or security interest granted or purported to be granted pursuant to Section 5.2 hereof, or to enable Radius to exercise and enforce its rights and remedies with respect to any collateral.

5.4

No Additional Indebtedness

None of the Focus Parties shall (i) incur, assume or suffer to exist any indebtedness, other than indebtedness represented by the Sprott Loan, indebtedness of unsecured trade creditors which is incurred in the ordinary course of business, indebtedness which is subordinated to the security granted in favour Radius on terms acceptable to Radius, or indebtedness that is subject to an inter-creditor agreement entered into in accordance with Section 5.2 hereof (each, “Permitted Indebtedness”) or; (ii) create or permit to exist, save and except with Radius’ prior written consent, any Encumbrance upon its undertaking except Encumbrances in respect of Permitted Indebtedness.  For greater certainty, any increase or refinancing of the Sprott Loan, is not Permitted Indebtedness for the purposes of this Section 5.4 unless incurred with Radius’ prior written consent.

ARTICLE 6

RIGHT OF FIRST REFUSAL

6.1

Right of First Refusal

If Radius receives a bona fide written offer (a “Third Party Offer”) from any person dealing at arm’s length with Radius to purchase the Royalty (the “Offered Interest”), which Radius either wishes to accept or has accepted conditional on and subject to this right of first refusal, Radius shall promptly give notice of the Third Party Offer (the “Notice of Offer”) to Focus Cayman and comply with this Section 6.1.  The Notice of Offer must contain a copy of the Third Party Offer, disclose the identity of the person making the Third Party Offer (the “Third Party Offeror”) and provide evidence sufficient to establish that the Third Party Offeror has the power and capacity, including the financial capacity, to complete the purchase of the Offered Interest.  If the Third Party Offer provides for any non-cash consideration to be paid to Radius in respect of the Offered Interest, the Notice of Offer must specify Radius’s good faith estimate of the cash equivalent value of such non-cash consideration.  Upon the Notice of Offer being given, Focus Cayman will have the right to purchase all, but not less than all, of the Offered Interest at the same price and upon the same terms and conditions as are contained in the Third Party Offer, subject to paying the aforesaid cash equivalent in lieu of any non-cash consideration (the “ROFR Consideration”).

(a)

If Focus Cayman desires to exercise its right to purchase all of the Offered Interest as contemplated by Section 6.1, it will give notice of such desire (the “ROFR Exercise Notice”) to Radius within 30 Business Days of having been given the Notice of Offer.  The giving of the ROFR Exercise Notice shall constitute a legally binding agreement between Focus Cayman and Radius for the sale by Radius to Focus Cayman of the Offered Interest in accordance with the terms set out in the Third Party Offer (subject to Focus Cayman paying the ROFR Consideration in lieu of any non-cash consideration) which sale transaction will be completed on the date therein provided (or on such other date as Focus Cayman and Radius shall agree) by delivery of the Offered Interest by Radius to Focus Cayman with good title, free and clear of all Encumbrances arising on or after the date Radius received such Third Party Offer against payment by Focus Cayman to Radius of the ROFR Consideration by bank wire transfer, certified cheque or bank draft.

(b)

If Focus Cayman does not give the ROFR Exercise Notice in accordance with the provisions of Section 6.1(a), the right of Focus Cayman to purchase the Offered Interest will terminate and Radius may sell all, but not less than all, of the Offered Interest to the Third Party Offeror in accordance with the terms of the Third Party Offer at any time within 60 Business Days after the expiry of the 30 Business Day period specified in Section 6.1(a).  If the Offered Interest is not so sold within such 60 Business Day period on such terms, the rights of the parties pursuant to this Section 6.1 will again take effect with respect thereto.

ARTICLE 7

BOOKS; INSPECTIONS; CONFIDENTIALITY

7.1

Books

Focus Cayman shall and, to the extent applicable, shall cause JPQ, to keep true and accurate books and records in respect of Minerals produced or obtained from the Concession so as to give a true and complete indication of the quantity of that Mineral and each sale by the Vendor of that Mineral, including time, destination, value and quantity of the sale to enable the Royalty to be calculated in accordance with this Agreement and substantiate the details and calculation of any Royalty paid or payable under this Agreement.  Radius may, at Radius’ sole expense, give seven (7) Business Days notice to Focus Cayman that Radius desires to perform an audit or other examination of those books and records (including those maintained electronically) and to make a copy of all such books and records.

7.2

Inspections

Radius, or its authorized agents or representatives, on not less than seven (7) Business Days notice to Focus Cayman, may enter upon all surface and subsurface portions of the Concession for the purpose of inspecting the Concession, all improvements thereto and related operations.  Radius, or its authorized agents or representatives, shall enter the Concession at Radius’ own risk and expense and may not unreasonably hinder operations on or pertaining to the Concession.

7.3

Confidentiality

Radius shall not, without the express written consent of Focus Cayman, which consent shall be at the discretion of Focus Cayman, disclose any data or information concerning the operations conducted on the Concession obtained under this Agreement (including but not limited to the Quarterly Reports) which is not already in the public domain; provided, however, Radius may disclose data or information obtained under this Agreement without the consent of Focus Cayman (i) if required for compliance with Laws of a Government Authority or stock exchange having jurisdiction over Radius or its affiliates, (ii) to any of Radius’ consultants, (iii) to any third party to whom Radius, in good faith, anticipates selling or assigning Radius’ interest hereunder, (iv) to a prospective lender to whom an interest in the Royalty payments to be made to Radius hereunder is proposed to be granted as security; or (v) pursuant to a judicial, administrative or governmental proceeding (including an arbitration).

ARTICLE 8
OPERATION OF THE CONCESSION

8.1

Radius Acknowledgement

Agrifos or JPQ, as applicable, may but will not be obligated to treat, mill, concentrate, refine or otherwise process, Minerals at sites located on or off the Concession.  None of the Focus Parties, nor Agrifos or JPQ will be liable for mineral value lost in processing and no Royalty will be due on any such lost value.  Agrifos or JPQ, as applicable, shall have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Concession and may suspend operations and production on the Concession at any time it considers prudent or appropriate to do so.  None of the Focus Parties, nor Agrifos or JPQ will owe Radius any duty to explore, develop or mine the Concession, or to do so at any rate or in any manner other than which Agrifos or JPQ, as applicable, determine in their discretion.  No Vendor shall have any obligation to sell any Minerals at any time. Nothing in this Agreement shall prohibit JPQ from abandoning or relinquishing its rights under the Concession, and neither Focus nor Focus Cayman shall have any further obligation under this Agreement if JPQ abandons or relinquishes its right under the Concession

8.2

Operator Acknowledgment

Focus Cayman hereby acknowledges that Radius has no involvement in the carrying out of work related to or conducted on, in or under the Concession or in any decisions related to the Concession or any work related to or conducted on, in or under the Concession, all such matters being in the sole control of Agrifos as operator of the Concession.

8.3

Compliance with Laws

For so long as Focus Cayman continues to have indirect control over JPQ and JPQ has not otherwise abandoned the Concession, or for so long as Focus Cayman has not sold or assigned its indirect interest in the Concession in accordance with Section 10.2, Focus Cayman shall cause Agrifos and JPQ, as applicable, to, at all times comply with all applicable Laws, permits, certificates, licenses and other regulatory requirements relating to operations and activities on or with respect to the Concession.

8.4

Title Maintenance and Taxes

For so long as Focus Cayman continues to have indirect control over JPQ and JPQ has not otherwise abandoned the Concession or for so long as Focus Cayman has not sold or assigned its indirect interest in the Concession in accordance with Section 10.2, Focus Cayman shall cause Agrifos and JPQ, as applicable, to, maintain title to the Concession, including, without limitation, paying when due all taxes on or with respect to the Concession and doing all things and making all payments necessary or appropriate to maintain the right, title and interest of Agrifos and JPQ, respectively, in the Concession and under this Agreement.

8.5

Insurance

For so long as Focus Cayman continues to have indirect control over JPQ and JPQ has not otherwise abandoned the Concession, or for so long as Focus Cayman has not sold or assigned its indirect interest in the Concession in accordance with Section 10.2, Focus Cayman shall cause Agrifos and JPQ, as applicable, to, purchase or otherwise arrange at its own expense (or the expense of JPQ) and shall keep in force at all times, directly or through the services of an independent contractor, insurance, including but not limited to, workers compensation insurance, , in such amounts as will adequately protect Focus Cayman, Radius, the Royalty and the Concession in Radius’ reasonable judgment from any and all claims, liabilities and damages which may arise with respect to this Agreement or the Concession.

8.6

Stockpiling

Agrifos or JPQ, as applicable, may stockpile any minerals or other materials from the Concession at such place or places as they may elect.  For so long as Focus Cayman continues to have indirect control over JPQ and JPQ has not otherwise abandoned the Concession or for so long as Focus Cayman has not sold or assigned its indirect interest in the Concession in accordance with Section 10.2, Focus Cayman shall, to the extent Minerals are stockpiled, cause Agrifos and JPQ, as applicable, to ensure that the same are appropriately secured from loss, theft, tampering and contamination.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1

Representations and Warranties of Focus Cayman

Focus Cayman represents and warrants to Radius as follows and with the understanding that Radius is relying on such representations and warranties in connection with the consummation of the Transaction:

(a)

Incorporation and Status.  Focus Cayman is a body corporate duly formed, organized and validly subsisting under the laws of the Cayman Islands and is duly qualified to carry on business in the jurisdictions in which it carries on business or owns assets.

(b)

Power and Authority.  Focus Cayman has all necessary corporate power and capacity to enter into this Agreement and all documents and instruments contemplated herein and therein, to perform its obligations hereunder and thereunder, and to create, grant and sell the Royalty to Radius, free and clear of all Encumbrances.  The execution and delivery of this Agreement by Focus Cayman has been duly authorized by all necessary corporate action on the part of Focus Cayman, and no other corporate proceedings on the part of Focus Cayman are necessary to authorize this Agreement and the Transaction.

(c)

Agreement Valid.  This Agreement has been duly executed and delivered by Focus Cayman and constitutes a legal, valid and binding obligation of Focus Cayman, enforceable against Focus Cayman in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally.

(d)

No Violation.  The execution and delivery by Focus Cayman of this Agreement and performance by Focus Cayman of its obligations hereunder, thereunder and the Transaction will not result in:

(i)

a violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, shot-gun, acceleration or cancellation of or under:

(A)

Focus Cayman’s constating documents or any resolution of its directors or shareholders;

(B)

any Judgment; or

(C)

any agreement, arrangement or understanding to which Focus Cayman is a party or by which it or its properties is bound or affected;

(ii)

a material breach of any applicable corporate or securities Laws;

(iii)

the creation or imposition of any Encumbrance upon the Concession or the Royalty; or

(iv)

any right of first offer, pre-emptive right, right of first refusal or other right to purchase.

(e)

Consents and Approval.  There is no requirement for Focus Cayman to give or receive any Consents and Notices or obtain any Authorization in order for Focus Cayman:

(i)

to consummate the Transaction;

(ii)

to execute and deliver this Agreement and all of the documents and instruments to be delivered by it under this Agreement; or

(iii)

to render this Agreement legal, valid, binding and enforceable against it.

(f)

Acts of Bankruptcy.  Focus Cayman has not (i) proposed a compromise or arrangement to its creditors generally, (ii) taken any proceeding with respect to such a compromise or arrangement, (iii) taken any proceeding to have itself declared bankrupt or wound-up, or (iv) taken any proceeding to have a receiver appointed in respect of any part of its assets and no receiver has taken possession of any of its property and no execution or distress is enforceable or has been levied upon any of its property and no petition for a receiving order in bankruptcy has been filed against it.

(g)

Litigation.  There are no Proceedings pending by or against Focus Cayman or the Concession which could affect the Royalty or the Concession and there is no reasonable basis for any such proceeding, and there are no Judgments outstanding against Focus Cayman or the Concession which could affect Focus Cayman’s ability to enter into this Agreement or to create, grant and sell the Royalty.

(h)

Compliance with Laws.  Focus Cayman is not in material breach of any Laws concerning the Concession and has not to the knowledge of Focus Cayman, JPQ has not received any notice or claim of any alleged breach or violation of any Laws concerning the Concession.

(i)

Title and Encumbrances.  To the knowledge of Focus Cayman, JPQ has good and valid title to the Concession free and clear of all Encumbrances.

9.2

Representations and Warranties of Focus

Focus represents and warrants to Radius as follows and with the understanding that Radius is relying on such representations and warranties in connection with the consummation of the Transaction:

(a)

Incorporation and Status.  Focus is a body corporate duly formed, organized and validly subsisting under the laws of British Columbia and is duly qualified to carry on business in the jurisdictions in which it carries on business or owns assets.

(b)

Power and Authority.  Focus has all necessary corporate power and capacity to enter into this Agreement and all documents and instruments contemplated herein, to perform its obligations hereunder, and to guarantee the certain obligations of Focus Cayman.  The execution and delivery of this Agreement by Focus has been duly authorized by all necessary corporate action on the part of Focus, and no other corporate proceedings on the part of Focus are necessary to authorize this Agreement and the Transaction.

(c)

Agreement Valid.  This Agreement has been duly executed and delivered by Focus and constitutes a legal, valid and binding obligation of Focus, enforceable against Focus in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally.

(d)

No Violation.  The execution and delivery by Focus of this Agreement and performance by Focus of its obligations hereunder and the Transaction will not result in:

(i)

a violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, shot-gun, acceleration or cancellation of or under:

(A)

Focus’ constating documents or any resolution of its directors or shareholders;

(B)

any Judgment; or

(C)

any agreement, arrangement or understanding to which Focus is a party or by which it or its properties is bound or affected;

(ii)

a material breach of any applicable corporate or securities Laws;

(iii)

the creation or imposition of any Encumbrance upon the Concession or the Royalty; or

(iv)

any right of first offer, pre-emptive right, right of first refusal or other right to purchase.

(e)

Consents and Approval.  There is no requirement for Focus to give or receive any Consents and Notices or obtain any Authorization in order for Focus Cayman and Focus:

(i)

to consummate the Transaction;

(ii)

to execute and deliver this Agreement and all of the documents and instruments to be delivered by it under this Agreement; or

(iii)

to render this Agreement legal, valid, binding and enforceable against it.

(f)

Acts of Bankruptcy.  Focus has not (i) proposed a compromise or arrangement to its creditors generally, (ii) taken any proceeding with respect to such a compromise or arrangement, (iii) taken any proceeding to have itself declared bankrupt or wound-up, or (iv) taken any proceeding to have a receiver appointed in respect of any part of its assets and no receiver has taken possession of any of its property and no execution or distress is enforceable or has been levied upon any of its property and no petition for a receiving order in bankruptcy has been filed against it.

(g)

Shareholder of Focus Cayman.  Focus is the registered and beneficial owner of all of issued and outstanding shares of Focus Cayman.

9.3

Survival

Except as otherwise expressly set forth herein, the representations and warranties of Focus Cayman under this Agreement shall survive the date of this Agreement for a period of two years except for the representations and warranties set forth in Section hereof which shall survive indefinitely.

9.4

Indemnification by Focus Cayman

Focus Cayman agrees to defend, indemnify and save harmless Radius from and against all losses (not inclusive of special or indirect or economic loss) suffered or incurred by Radius as a result of or arising directly or indirectly out of or in connection with:

(a)

any material breach by Focus Cayman or any material misrepresentation or inaccuracy of any representation or warranty of Focus Cayman contained in this Agreement or in any document or instrument delivered pursuant hereto; and

(b)

any material breach or non-performance by Focus Cayman of any covenant or obligation to be performed by Focus Cayman which is contained in this Agreement or in any document or instrument delivered pursuant hereto.

9.5

Indemnification by Focus

Focus agrees to defend, indemnify and save harmless Radius from and against all losses (not inclusive of special or indirect or economic loss) suffered or incurred by Radius as a result of or arising directly or indirectly out of or in connection with:

(a)

any material breach by Focus or any material misrepresentation or inaccuracy of any representation or warranty of Focus contained in this Agreement or in any document or instrument delivered pursuant hereto; and

(b)

any material breach or non-performance by Focus of any covenant or obligation to be performed by Focus which is contained in this Agreement or in any document or instrument delivered pursuant hereto.

ARTICLE 10
OTHER PROVISIONS

10.1

Further Assurances

Each Party to this Agreement covenants and agrees that, from time to time subsequent to the date hereof, such Party will, at the request and expense of the requesting Party, execute and deliver all such documents, instruments and agreements and do all such other acts and things as the other Party hereto, acting reasonably and in accordance with the terms hereof, may from time to time request be executed or done in order to register, better evidence, or secure, record or perfect Radius’ title and interest hereunder or to effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

10.2

Sale, Assignment, Etc.

Focus Cayman shall not, directly or indirectly, sell, assign, lease, license, transfer, hypothecate, encumber, or otherwise dispose of, or agree to sell, assign, lease, license, transfer, hypothecate, encumber, or otherwise dispose of, its rights, liabilities and obligations under this Agreement, the Concession or JPQ, any portion thereof or any interest therein, without the prior written consent of Radius, such consent not to be unreasonably withheld; provided that, any purchaser, permitted assignee or transferee shall have first entered into an agreement satisfactory to Radius under which such purchaser, assignee or transferee shall assume Focus Cayman’s obligations to Radius under this Agreement.  Any sale, assignment, lease, license, transfer, hypothecation, encumbrance or other disposition of, or agreement to sell, lease, license, transfer, hypothecate, encumber or otherwise dispose of Focus Cayman’s rights, liabilities and obligations under this Agreement, the Concession or JPQ, any portion thereof or any interest therein, which does not comply with the terms of this Agreement shall be null and void and of no force or effect whatsoever.

Subject to Section 6.1, Radius shall have the unrestricted right, in its sole and absolute discretion, to freely assign, convey, transfer or relinquish any of its rights or interests with respect to the Royalty and/or all or any part of its rights, liabilities and obligations under this Agreement to any third party or affiliate.

10.3

No Partnership

Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship among the Parties.

10.4

Arbitration

Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally resolved by arbitration under the International Commercial Arbitration Rules of Procedure of the British Columbia International Commercial Arbitration Centre (the “Rules”) as are in force at the time of any such arbitration.  For the purpose of such arbitration, there shall be three arbitrators appointed in accordance with the Rules.  The appointing authority shall be the British Columbia International Commercial Arbitration Centre.  The place of arbitration shall be Vancouver, British Columbia.  All arbitration proceedings shall be conducted in the English language.

IN WITNESS WHEREOF the Parties have executed as of the day and year first above written.

RADIUS (CAYMAN) INC. Per: /s/ Simon Ridgway Name: Simon Ridgway Title: Director I have the authority to bind the Corporation

FOCUS (CAYMAN) INC. Per: /s/ Simon Ridgway Name: Simon Ridgway Title: Director I have the authority to bind the Corporation

FOCUS VENTURES LTD. Per: /s/ David Cass Name: David Cass Title: President I have the authority to bind the Corporation

SCHEDULE “A”

THE CONCESSION

Concession Name	Code	Area (has)	Location	Public Registry Entry
Bayovar No. 12	12000448Y01	12,575.00	District of Paita, Province of Paita, Department of Piura	Trujillo - 20002482